Exhibit 99(a)

FOR IMMEDIATE RELEASE

Contacts:	Stacey Calbert, Media Relations	Laura Conn, Investor Relations
	(800) 775-7290	(972) 770-5810

BRINKER INTERNATIONAL

REPORTS THIRD QUARTER FISCAL 2007 RESULTS

AND ANNOUNCES ACCELERATED SHARE REPURCHASE TRANSACTION

DALLAS (April 24, 2007) — Brinker International, Inc. (NYSE: EAT) reported income from continuing operations of $54.6 million, or $0.43 diluted earnings per share, for the company’s third quarter ended March 28, 2007.  For the same quarter of fiscal 2006, the company reported income from continuing operations of $63.1 million, or $0.48 diluted earnings per share.  Before special items, earnings per diluted share from continuing operations increased to $0.44 from $0.43 in the prior year (reconciliation included in Table 3).

As a part of its plan to return capital to shareholders, Brinker also announced that it intends to enter into an agreement to repurchase approximately $300 million of its common stock through a broker-dealer in an accelerated share repurchase (ASR) transaction.

Highlights for third quarter 2007:

•                  Opened 55 restaurants, 41 company-owned, 14 franchised, including seven international restaurants;

•                  Signed agreement with Pepper Dining, Inc. to sell 89 company-owned Chili’s restaurants with plans to develop an additional 20-44 new franchised Chili’s locations;

•                  Signed three new international development agreements for nine new restaurants;

•                  Sold one company-owned On The Border Mexican Grill & Cantina restaurant with development commitments to build a total of five new franchised restaurants;

•                  Entered into a domestic development agreement with a franchisee to build three new Macaroni Grill restaurants;

•                  Declared and paid quarterly dividend of $0.09 per share; and

•                  Repurchased 3.2 million common shares for approximately $102.7 million.

Year-to-Date highlights for fiscal year 2007:

•                  Increased earnings per share from continuing operations before special items by approximately 18 percent;

•                  Opened 148 restaurants, 107 company-owned, 41 franchised, including 23 international restaurants;

•      Signed agreements with franchisees to sell 104 company-owned Chili’s restaurants with plans to develop an additional 51-75 new domestic franchised Chili’s locations;

•                  Signed eight new international development agreements for 31 new restaurants;

•                  Increased quarterly dividend in November by 35%; and

•                  Repurchased 7.7 million common shares for approximately $222.1 million.

Revenue Growth

Brinker reported revenues for the 13-week period of $1,123.4 million, an increase of 2.8 percent compared with $1,092.8 million reported for the same period of fiscal 2006. These revenue gains were primarily driven by restaurant capacity growth of 7.9 percent partially offset by a decrease of 4.4 percent in comparable restaurant sales (see Table 1). The company and its franchisees opened 55 restaurants in the third quarter.

Table 1:  Q3 comparable restaurant sales

Q3 07 and Q3 06, company and four reported brands; percentage

	Q3 07 Comp Sales	Q3 06 Comp Sales	Q3 07 Price Increase	Q3 07 Mix-Shift
Brinker International	(4.4)	2.7	1.1	(0.8)
Chili’s	(4.4)	3.4	1.1	(1.4)
Macaroni Grill	(4.2)	(0.3)	1.5	0.0
On The Border	(5.7)	1.8	0.6	1.7
Maggiano’s	(3.0)	5.0	0.7	(1.1)

March 2007 Comparable Restaurant Sales

For the four-week period ending March 28, 2007, comparable restaurant sales decreased 3.6 percent (see Table 2).

Table 2: Month of March comparable restaurant sales

Mar 07 and Mar 06;  company and four reported brands; percentage

	Mar 07 Comp Sales	Mar 06 Comp Sales	Mar 07 Price Increase	Mar 07 Mix-Shift
Brinker International	(3.6)	(0.3)	0.8	(0.8)
Chili’s	(3.0)	0.4	0.7	(1.5)
Macaroni Grill	(4.7)	(3.3)	1.6	0.8
On The Border	(6.2)	(0.6)	0.5	1.5
Maggiano’s	(2.9)	2.6	0.2	(1.0)

Operating Performance

Cost of sales, as a percent of revenues, increased from 28.1 percent to 28.3 percent or 20 basis points for the quarter compared to the prior year. This pressure is due primarily to higher salmon and produce costs.

Restaurant expenses, as a percent of revenues, increased from 53.8 percent to 56.0 percent compared to the prior year, primarily driven by net gains on the sale of company-owned restaurants in the prior year, higher labor costs due to increased minimum wage rates, and continued investment in facilities.

Depreciation and amortization for the third quarter of fiscal 2007 compared to 2006 decreased $2.2 million.  The change was primarily driven by the classification of assets held for sale for the Pepper Dining transaction.

General and administrative expense decreased $9.4 million for the quarter, which was primarily driven by lower than expected variable compensation payouts due to decreased operating performance and reduced stock-based compensation expense in 2007 due to award vesting.

The effective income tax rate related to continuing operations decreased to 29.4% for the current quarter as compared to 30.9% for the same quarter last year.  The decrease in the tax rate was primarily due to incentive stock options, which are deductible when exercised.

Capital Allocation

Cash flow from operations and capital expenditures for year-to-date fiscal 2007 were approximately $390.5 million and $301.1 million, respectively.   The company repurchased approximately 3.2 million shares during the third quarter and diluted weighted average shares outstanding declined approximately 3.4 percent from 130.2 million to 125.7 million on a year-over-year basis.  Basic shares outstanding at the end of the period were 120.6 million.  Year-to-date, Brinker has repurchased approximately 7.7 million shares for $222.1 million. As of April 23, 2007, approximately $297 million remained available under the company’s share repurchase authorizations.

Total capital expenditures for fiscal year 2007 are currently estimated to be approximately $425 million, a 7.6 percent reduction from the original estimate of $460 million.  For fiscal year 2008, initial estimates for total capital expenditures range from $300 million to $325 million, including the opening of 80-90 new company-owned restaurants.

Brinker has also obtained a new $400 million unsecured committed credit facility.  The new credit facility will be utilized to fund the ASR and for general corporate purposes.

The number of shares that Brinker may repurchase pursuant to the ASR will not be known until conclusion of the transaction, which is expected to occur during the first quarter of fiscal year 2008.

Table 3:  Reconciliation of income from continuing operations and description of special items

Q3 2007 and Q3 2006; $ millions and $ per diluted share after-tax

Item	Income Statement Line	Q3 07	Per Share Q3 07	Q3 06	Per Share Q3 06
Income from Continuing Operations		54.6	0.43	63.1	0.48
Sale of company-owned restaurants	Restaurant Expenses	(1.0)	(0.01)	(4.4)	(0.03)
Restructuring Gains and Charges	Restructure & Other	1.8	0.02	(2.3)	(0.02)
Total Special Items		0.8	0.01	(6.7)	(0.05)
Income from Continuing Operations, before Special Items		55.4	0.44	56.4	0.43

Web-cast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details on the quarter and an outlook for future periods. The call will be broadcast live on the Brinker Web site (http://www.brinker.com) at 9:00 a.m. Central Time today (Apr. 24). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day on May 22, 2007.

Forward Calendar

Third Quarter 10-Q Filing on or before May 7, 2007.

Period 10 (April) sales on May 9, 2007, after the market closes.

At the end of the third quarter of fiscal 2007, Brinker International either owned, operated, or franchised 1,756 restaurants under the names Chili’s Grill & Bar (1,318 units), Romano’s Macaroni Grill (242 units), On The Border Mexican Grill & Cantina (156 units), and Maggiano’s Little Italy (40 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures, the seasonality of  the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

# # #

BRINKER INTERNATIONAL, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 28,	March 29,	March 28,	March 29,
	2007	2006	2007	2006

Revenues	$1,123,428	$1,092,790	$3,233,950	$3,077,769
Operating Costs and Expenses:
Cost of sales	318,463	307,205	903,582	869,668
Restaurant expenses (a)	628,763	587,950	1,803,742	1,686,093
Depreciation and amortization	46,116	48,357	143,090	142,670
General and administrative	44,367	53,735	141,658	152,540
Restructure charges and other impairments	2,941	(529)	13,571	1,950
Total operating costs and expenses	1,040,650	996,718	3,005,643	2,852,921

Operating income	82,778	96,072	228,307	224,848

Interest expense	6,446	5,630	19,297	17,195
Other, net	(995)	(939)	(2,627)	(1,123)

Income before provision for income taxes	77,327	91,381	211,637	208,776

Provision for income taxes	22,756	28,250	65,235	67,833

Income from continuing operations	54,571	63,131	146,402	140,943

Income (loss) from discontinued operations, net of taxes	—	1,626	—	(1,555)

Net income	$54,571	$64,757	$146,402	$139,388

Basic net income per share:
Income from continuing operations	$0.45	$0.49	$1.19	$1.09
Income (loss) from discontinued operations	$0.00	$0.02	$0.00	$(0.01)
Net income per share	$0.45	$0.51	$1.19	$1.08

Diluted net income per share:
Income from continuing operations	$0.43	$0.48	$1.16	$1.07
Income (loss) from discontinued operations	$0.00	$0.02	$0.00	$(0.01)
Net income per share	$0.43	$0.50	$1.16	$1.06

Basic weighted average
shares outstanding	122,019	127,868	123,213	129,498

Diluted weighted average
shares outstanding	125,712	130,182	126,144	131,778

(a)          Current year restaurant expenses include a $1.7 million gain on the sale of company-owned restaurants in the third quarter and a $3.2 million gain on the termination of interest rate swaps in the first quarter.  Prior year restaurant expenses include net gains on the sale of company-owned restaurants of $7.0 million during the third quarter and a $3.3 million gain on the sale of real estate in the first quarter.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 28,	June 28,
	2007	2006
	(Unaudited)
ASSETS
Current assets	$250,842	$237,385
Assets held for sale	133,688	121,275
Net property and equipment (a)	1,786,670	1,679,390
Total other assets	191,311	183,729
Total assets	$2,362,511	$2,221,779

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$551,453	$492,454
Liabilities associated with assets held for sale	6,017	5,069
Long-term debt, less current installments	593,380	500,515
Other liabilities	158,099	147,909
Total shareholders’ equity	1,053,562	1,075,832
Total liabilities and shareholders’ equity	$2,362,511	$2,221,779

(a)          At March 28, 2007, the company owned the land and buildings for 319 of the 1,369 company-owned restaurants.  The net book values of the land and buildings associated with these restaurants totaled $271.7 million and $269.5 million, respectively.

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Total Restaurants	Third Quarter Openings / Acquisitions (a)	Third Quarter Closings / Sales (a)	Total Restaurants March 28,	Projected Openings Fiscal
	Dec. 27, 2006	Fiscal 2007	Fiscal 2007	2007	2007

Company-Owned Restaurants:
Chili’s	944	34	(1)	977	125-130
Macaroni Grill	224	—	(8)	216	4-5
Maggiano’s	39	1	—	40	4-5
On The Border	128	6	(3)	131	12-14
International (b)	5	—	—	5	—
	1,340	41	(12)	1,369	145-154

Franchise Restaurants:
Chili’s	202	4	—	206	10-15
Macaroni Grill	13	2	—	15	3-4
On The Border	23	2	—	25	4-6
International (b)	134	7	—	141	38-41
	372	15	—	387	55-66

Total Restaurants:
Chili’s	1,146	38	(1)	1,183	135-145
Macaroni Grill	237	2	(8)	231	7-9
Maggiano’s	39	1	—	40	4-5
On The Border	151	8	(3)	156	16-20
International	139	7	—	146	38-41
	1,712	56	(12)	1,756	200-220

(a)          During the third quarter of fiscal 2007, the company sold one On The Border restaurant to a franchisee.  The company and its franchisees opened a total of 55 new restaurants during the quarter ended March 28, 2007.

(b)         At the end of the third quarter of fiscal year 2007, international company-owned restaurants by brand were four Chili’s and one Macaroni Grill.  International franchise restaurants by brand were 131 Chili’s and 10 Macaroni Grill’s.

FOR ADDITIONAL INFORMATION, CONTACT:

LAURA CONN
INVESTOR RELATIONS
(972) 770-5810
6820 LBJ FREEWAY
DALLAS, TEXAS 75240